Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2016, relating to the financial statements and financial highlights which appear in the September 30, 2016 Annual Report to Shareholders of the RBC BlueBay Emerging Market Select Bond Fund and RBC BlueBay Diversified Credit Fund. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN
December 23, 2016